EXHIBIT 10.35
THIRD AMENDMENT TO LEASE
     This THIRD AMENDMENT TO LEASE (“Third Amendment”) is made and entered into as of July 7, 2010, by and between DCT DFW LP, a Delaware limited partnership as successor-in-interest to DFW TRADE CENTER III LIMITED PARTNERSHIP, a Texas limited partnership (“Landlord”), and ROCKWELL MEDICAL TECHNOLOGIES, INC., a Michigan corporation (“Tenant”).
RECITALS
     WHEREAS, Landlord (or its predecessor-in-interest) and Tenant entered into that certain Industrial Lease Agreement dated March 30, 2000, as amended by that certain First Amendment to Industrial Lease Agreement dated May 8, 2000, and as further amended by that certain Second Amendment to Industrial Lease Agreement (the “Second Amendment”) dated August 2, 2005 (such lease and all amendments and modifications thereto are collectively hereinafter referred to as the “Lease”), whereby Tenant agreed to lease certain premises consisting of approximately 51,113 rentable square feet (the “Premises”) in the building located at 4051 Freeport Parkway, Grapevine, TX (the “Building”); and
     WHEREAS, Landlord and Tenant desire to modify the Lease on the terms and conditions set forth below.
AGREEMENT
     NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby covenant and agree as follows:
     1. Defined Terms. Unless otherwise expressly defined herein, all capitalized terms used herein shall have the meanings set forth for such terms in the Lease.
     2. Extension Term. As of September 1, 2010 (the “Extension Term Commencement Date”), the Term shall be extended for an additional period of sixty-four (64) full calendar months (the “Extension Term”), so that the expiration date of the Lease shall thereby be December 31, 2015 (the “Expiration Date”). For purposes herein, Tenant hereby acknowledges that the extension of the Term as contemplated by this Third Amendment shall be deemed to mean the exercise of Tenant’s Renewal Option as granted under Section 6 of the Second Amendment to Industrial Lease Agreement, and therefore, such Renewal Option under Section 6 of the Second Amendment to Industrial Lease Agreement is hereby deleted in its entirety and of no further force and effect.
     3. Base Rent. From and after the Extension Term Commencement Date through the Expiration Date, the Base Rent in the amounts set forth below shall be payable to Landlord in accordance with the provisions of the Lease.

Period	Monthly Base Rent
09/01/2010 – 12/31/2010	$0.00	*
01/01/2011 – 08/31/2012	$13,417.16
09/01/2012 – 04/30/2014	$13,843.10
05/01/2014 – 12/31/2015	$14,269.05

*	Tenant shall not be obligated for the payment of Base Rent during the time period of September 1, 2010 through December 31, 2010; provided, however, Tenant shall remain obligated for the payment of Tenant’s Operating Expense Percentage of Operating Expenses and all other Additional Rent during such time period.
     4. Operating Expenses and Additional Rent. In addition to the Base Rent as set forth above, Tenant shall remain obligated for the payment of Tenant’s Operating Expense Percentage of Operating Expenses and all other Additional Rent in accordance with the provisions of the Lease, subject to Tenant’s cap on Controllable Expenses which shall remain in full force and effect throughout the Extension Term and the Second Extension Term (as hereinafter defined), if applicable.
     5. Tenant Improvements. Landlord agrees to furnish or perform those items of construction and those improvements (the “Tenant Improvements”) as set forth on Exhibit A attached hereto and made a part hereof. Landlord shall pay for the Tenant Improvements up to a maximum amount of $64,478.76 (“Landlord’s Construction Allowance”), and Tenant shall pay for the cost of the Tenant Improvements in excess of the Landlord’s Construction Allowance. Landlord’s Construction Allowance will be reduced by (a) any consulting or architectural fees incurred by Landlord; (b) governmental fees and charges for required permits, plan checks, and inspections for the Tenant Improvements; and (c) charges of Landlord’s design professionals for review of plans and monitoring of construction or installation of the Tenant Improvements. The total cost incurred by Landlord in connection with the design, construction and installation of the Tenant Improvements is referred to herein as the “TI Cost”. If the TI Cost is estimated to exceed Landlord’s Construction Allowance, such estimated overage shall be paid by Tenant before Landlord begins construction and a final adjusting payment based upon the actual costs of the Tenant Improvements shall be made when the Tenant Improvements are complete. If the TI Cost is less than Landlord’s Construction Allowance, Tenant shall not receive a credit for the difference. The parties acknowledge and agree that Landlord shall first perform, and Landlord’s Construction Allowance shall first be applied toward the cost of, those Tenant Improvements described on Exhibit A as the “Priority Improvements”. From and after such application, Tenant may elect not to require Landlord to perform all or some portion of the remaining Tenant Improvements described on Exhibit A (such remaining items, the “Optional Improvements”). In the event Tenant elects for Landlord to perform all or some portion of the Optional Improvements, any remaining funds in Landlord’s Construction Allowance shall be applied to the cost of those Optional Improvements actually performed by Landlord, and the provisions of this Section 5 relative to any amounts by which the TI Cost exceeds Landlord’s Construction Allowance shall continue to apply.
     6. Renewal Option. Tenant shall be granted one (1) option to extend the Extension Term for the Premises for an additional period of five (5) years in accordance with the provisions set forth below:
          a. Provided that as of the time of the giving of the Second Extension Notice (as defined below) and the Commencement Date of the Second Extension Term (as defined below), (i) Tenant is the Tenant originally named herein, (ii) Tenant actually occupies all of the Premises initially demised under the Lease and any space added to the Premises, and (iii) no Event of Default exists or would exist but for the passage of time or the giving of notice, or both; then Tenant shall have the right to extend the Extension Term for one (1) additional term of five (5) years (such additional term is hereinafter called the “Second

Extension Term”) commencing on January 1, 2016 (hereinafter referred to as the “Commencement Date of the Second Extension Term”) and continuing through December 31, 2020. Tenant shall give Landlord notice (hereinafter called the “Second Extension Notice”) of its election to extend the Extension Term at least six (6) months, but not more than nine (9) months, prior to December 31, 2015.
          b. The Base Rent payable by Tenant to Landlord during the Second Extension Term shall be the then prevailing market rate for comparable space in the property about the Premises and comparable buildings in the vicinity of the Premises taking into account the size of the Lease, the length of the renewal term, market escalations, the credit of Tenant, brokerage commissions and other generally applicable terms and conditions of tenancy for comparable sized space. In no event will the prevailing market rate impute a value upon leasehold improvements or fixtures installed by Tenant at its expense. In the event Landlord and Tenant fail to reach an agreement on such rental rate and execute the Renewal Amendment (defined below) at least four (4) months prior to December 31, 2015, then Tenant’s exercise of this renewal option shall be deemed withdrawn and the Lease shall terminate on its current Expiration Date.
          c. The determination of Base Rent does not reduce the Tenant’s obligation to pay or reimburse Landlord for Tenant’s Operating Expense Percentage of Operating Expenses and all other Additional Rent and other reimbursable items as set forth in the Lease, and Tenant shall reimburse and pay Landlord as set forth in the Lease with respect to such Operating Expenses and Additional Rent and other items with respect to the Premises during the Second Extension Term, subject to Tenant’s cap on Controllable Expenses which shall remain in full force and effect throughout the Second Extension Term.
          d. Except for the Base Rent as determined above, Tenant’s occupancy of the Premises during the Second Extension Term shall be on the same terms and conditions as are in effect immediately prior to January 1, 2016; provided, however, Tenant shall have no further right to any allowances, credits or abatements or any options to expand, contract, terminate, renew or extend the Lease, unless otherwise agreed by Landlord and Tenant in writing.
          e. If Tenant does not give the Second Extension Notice within the period set forth in Paragraph (a) above, Tenant’s right to extend the Extension Term shall automatically terminate. Time is of the essence as to the giving of the Second Extension Notice.
          f. Landlord shall have no obligation to refurbish or otherwise improve the Premises for the Second Extension Term, unless otherwise agreed by Landlord and Tenant in writing. The Premises shall be tendered on the Commencement Date of the Second Extension Term in its “as-is” condition, unless otherwise agreed by Landlord and Tenant in writing.
          g. If the Lease is extended for the Second Extension Term, then Landlord shall prepare and Tenant shall execute an amendment to the Lease confirming the extension of the Extension Term and the other provisions applicable thereto (the “Renewal Amendment”).
          h. If Tenant exercises its right to extend the Extension Term for the Second Extension Term pursuant to this Third Amendment, the term “Term of the Lease” as used in the Lease, shall be construed to include, when practicable, the Second Extension Term, except as provided in Paragraph (d) above.

     7. Brokers. Tenant hereby represents and warrants to Landlord that Tenant has not engaged or dealt with any broker, finder, or agent, other than Stream Realty Partners, L.P. and Jackson & Cooksey, Inc. (the “Brokers”), in connection with the negotiation and/or execution of this Third Amendment, and Tenant agrees to indemnify and save Landlord harmless from any claim, demand, damage, liability, cost or expense (including, without limitation, attorneys’ fees) paid or incurred by Landlord as a result of any claim for brokerage or other commissions or fees made by any broker, finder, or agent (other than the Brokers), whether or not meritorious, employed or engaged or claiming employment or engagement by, through, or under Tenant. The Brokers shall be compensated by Landlord pursuant to the terms of a separate commission agreement.
     8. Effect of Amendment. Except as expressly amended hereby, the Lease shall continue in full force and effect and unamended. In the event of any conflict or inconsistency between the provisions of the Lease and this Third Amendment, the provisions of this Third Amendment shall control.
     9. Binding Effect. This Third Amendment will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
     10. Headings. The paragraph headings that appear in this Third Amendment are for purposes of convenience of reference only and are not in any sense to be construed as modifying the substance of the paragraphs in which they appear.
     11. Counterparts. This Third Amendment may be executed in one or more counterparts, each of which will constitute an original, and all of which together shall constitute one and the same agreement. Executed copies hereof may be delivered by e-mail or facsimile and, upon receipt, shall be deemed originals and binding upon the parties hereto. Without limiting or otherwise affecting the validity of executed copies hereof that have been delivered by e-mail or facsimile, the parties will use best efforts to deliver originals as promptly as possible after execution.
     12. Governing Law. This Third Amendment shall be governed by and construed in accordance with the laws of the state in which the Premises is located.
     13. Authority. The parties represent and warrant to each other that it has full power, right and authority to execute and perform this Third Amendment and all corporate action necessary to do so have been duly taken.
     14. Binding Agreement. Submission of this Third Amendment shall not be deemed to be an offer or an acceptance of the terms herein, and neither Landlord nor Tenant shall be bound by the terms herein until Landlord has delivered to Tenant, or to Tenant’s agent, or designated representative, a fully executed copy of this Third Amendment (which may be delivered in counterparts as described above), signed by both of the parties in the spaces herein provided.
[SIGNATURES ARE ON THE FOLLOWING PAGE.]

     IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment on the dates set forth below, to be effective for all purposes, however, as of the date first set forth above.

LANDLORD:	TENANT:

DCT DFW LP,	ROCKWELL MEDICAL TECHNOLOGIES,
a Delaware limited partnership	INC., a Michigan corporation

By:	DCT DFW GP LLC,
a Delaware limited liability company,
its general partner

	By:	DCT Industrial Operating Partnership LP,
a Delaware limited partnership,
its sole member

		By:	DCT Industrial Trust Inc.,
a Maryland corporation,
its general partner

By: /s/ W. Arthur Barkley	By: /s/ Robert L. Chioini
Name: W. Arthur Barkley	Name: Robert L. Chioini
Title: Vice President	Title: Chief Executive Officer
Date: July 7, 2010	Date: July 7, 2010

Exhibit A
Tenant Improvements
Priority Improvements
1.	Replace HVAC units in office (2) and lab (1).

2.	Upgrade electrical panels from 208 volt to 240 volt.

3.	Refurbish the office rest rooms.

4.	Replace two exterior man doors.

5.	Replace dock levelers.
Optional Improvements
1.	Add two offices.

2.	Paint/carpet VCT office areas.

3.	Repair floor drain in wash room.